UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

January 14, 2015 (January 13, 2015)

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

See the disclosure in Item 2.03 below which is incorporated by reference herein.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 13, 2015, Rite Aid Corporation (“Rite Aid”) amended and extended its senior secured credit facility, which, among other things, increased the maximum commitments up to $3.0 billion (increasing to $3.7 billion upon the occurrence of the 8.00% Secured Note Repayment Date (as defined in the senior secured credit facility)) (the “Amended Revolver”) and extended the term of the senior secured credit facility to January 2020. Rite Aid used borrowings under the Amended Revolver to repay and retire all of the $1.147 billion outstanding under its Tranche 7 Senior Secured Term Loan due 2020, along with associated fees and expenses.

The senior secured credit facility is secured by a senior lien on all of the accounts receivable and chattel paper, deposit accounts, cash management accounts and funds on deposit therein, contracts, documents, general intangibles, instruments, intellectual property, script lists, pharmaceutical inventory and other eligible inventory of Rite Aid’s subsidiary guarantors. Borrowings under the Amended Revolver bear interest at a rate per annum between LIBOR plus 1.50% and LIBOR plus 2.00% based upon the Average Revolver Availability (as defined in the senior secured credit facility). Rite Aid is required to pay fees between 0.250% and 0.375% per annum on the daily unused amount of the Amended Revolver, depending on the Average Revolver Availability. If at any time the total credit exposure outstanding under Rite Aid’s senior secured credit facility and the principal amount of Rite Aid’s other senior obligations exceeds the borrowing base, Rite Aid will be required to make certain other mandatory prepayments to eliminate such shortfall.

The senior secured credit facility contains restrictions on Rite Aid and its subsidiaries with respect to the incurrence of debt, the payment of dividends, sale of assets, mergers and acquisitions, the granting of liens and certain other covenants set forth therein. However, the senior secured credit facility allows for the voluntary repurchase of any debt or the mandatory repurchase of Rite Aid's 8.5% convertible notes due 2015 or other convertible debt, so long as there is no default or event of default under the senior secured credit facility and Rite Aid maintains availability under the Amended Revolver of more than (i) prior to the 8.00% Secured Note Repayment Date, $300,000,000 and (B) on and after the 8.00% Secured Note Repayment Date, $365,000,000.

The senior secured credit facility provides for customary events of default including nonpayment, misrepresentation, breach of covenants and bankruptcy. It is also an event of default if Rite Aid fails to make any required payment on debt having a principal amount in excess of $50.0 million or any event occurs that enables, or which with the giving of notice or the lapse of time would enable, the holder of such debt to accelerate the maturity or require the prepayment repurchase, redemption or defeasance of such debt. The mandatory repurchase of the 8.5% convertible notes due 2015 or any other convertible debt is excluded from this event of default.

A copy of the senior secured credit facility, dated as of January 13, 2015, is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Rite Aid cannot assure you if or when it will retire its 8.0% Senior Secured Notes due 2020 prior to their maturity.

Item 9.01.     Financial Statements and Exhibits.

10.1. Amended and Restated Credit Agreement, dated as of June 27, 2001, as amended and restated as of January 13, 2015, among Rite Aid Corporation, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: January 14, 2015	By:	/s/ Marc A. Strassler
		Name:	Marc A. Strassler
		Title:	Executive Vice President,
General Counsel and Secretary